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THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                     Exhibit 11 - Computation of Earnings per Share

(in thousands, except per share data)
---------------------------------------------------------------------------------------------------------------------
                                     Fiscal 2000                     Fiscal 1999                   Fiscal 1998
                        ------------------------------- ----------------------------- -------------------------------
                              Earnings   Shares    Per    Earnings    Shares     Per      Earnings   Shares     Per
                               (Num-    (Denom-   Share     (Num-     (Denom-   Share       (Num-    (Denom-   Share
                              erator)    inator)  Amount   erator)    inator)   Amount     erator)   inator)   Amount
                              -------    -------  ------   -------    -------   ------     -------   -------   ------
Basic EPS
Earnings available to
  common stockholders        $(53,148)   51,088   $(1.04)  $29,303    50,665    $.58       $  4,974    61,543   $.08
                                                  =======                       ====                            ====

Effect of Dilutive Securities
Adjustment for interest on 4%
  convertible subordinated
  notes, net of tax                 -         -                  -         -                      -         -
Adjustment for interest on 4%
  zero coupon subordinated
  notes, net of tax                 -         -                  -         -                      -         -
Common Shares assumed
  issued upon exercise of
  dilutive stock options            -         -                  -       175                      -       197
                              -------    ------            -------    ------               --------    ------

Diluted EPS
Earnings available to common
  stockholders assuming
  conversion                 $(53,148)   51,088   $(1.04)  $29,303    50,840    $.58       $  4,974    61,740   $.08
                              ========   ======   =======  =======    ======    ====        =======    ======   ====


[RESTUBBED TABLE]

(Table Restubbed Below)

(in thousands, except per share data)
------------------------------------------------------------------------------------------------------
                                                 Fiscal 1997                        Fiscal 1996
                                     -----------------------------------------------------------------
                                         Earnings    Shares     Per     Earnings    Shares      Per
                                          (Num-      (Denom-   Share      (Num-     (Denom-   Share
                                          erator)    inator)  Amount     erator)   inator)    Amount
                                          -------    -------  ------     -------   -------    ------
Basic EPS
Earnings available to
  common stockholders                    $ 49,611     61,133  $ .81      $100,824     60,305   $1.67
                                                              =====                             ====

Effect of Dilutive Securities
Adjustment for interest on 4%
  convertible subordinated
  notes, net of tax                             -          -                2,168      2,104
Adjustment for interest on 4%
  zero coupon subordinated
  notes, net of tax                             -          -                1,409      1,303
Common Shares assumed
  issued upon exercise of
  dilutive stock options                        -        524                    -        893
                                          -------      -----             --------     ------
Diluted EPS
Earnings available to common
  stockholders assuming
  conversion                             $ 49,611     61,657  $ .80      $104,401     64,605   $1.62
                                         ========     ======  =====       =======     ======    ====

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